Exhibit 16.1

March 18, 2009

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 17, 2009, to be filed by our former client, Attitude Drinks Incorporated.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/Parente Randolph, LLC